99.1

FOR RELEASE December 28, 2011

Contact:       ICR, Inc.
                       Ashley De Simone
                       (646) 277-1227

Chindex International, Inc. Announces Management Changes

Bethesda, Maryland – December 28, 2011 - Chindex International, Inc. (NASDAQ: CHDX), an American health care company providing health care services in China through the operations of United Family Healthcare, a network of private primary care hospitals and affiliated ambulatory clinics, today announced the appointment of Lawrence Pemble as Chief Operating Officer (while retaining his position as Chief Financial Officer of the Company’s joint venture, Chindex Medical Limited) and Robert C. Low as Chief Financial Officer (while retaining his positions as Chief Accounting Officer and Controller), effective January 1, 2012.

Mr. Pemble holds a B.S. in Business and Accounting from the University of Phoenix, a B.A. in Chinese Studies and Linguistics from the State University of New York at Albany and an MBA from the University of Michigan. Mr. Low is a Certified Public Accountant and holds a B.A. in Economics from the University of Pennsylvania and an MBA from the University of Houston.

The changes are part of the Company’s increased focus on strategic execution and the optimization of management’s experience and resources. Roberta Lipson, President and CEO of Chindex, commented, “We are excited to announce an expanded leadership role for Mr. Pemble, who has extensive expertise in on-the-ground operations and the Company’s expansion in China, while Mr. Low moves up to lead our financial functions.”

About Chindex International, Inc.
Chindex is an American healthcare company providing healthcare services in China through the operations of United Family Healthcare, a network of private primary care hospitals and affiliated ambulatory clinics. United Family Healthcare currently operates in Beijing, Shanghai, Tianjin and Guangzhou. The Company also provides medical capital equipment and products through Chindex Medical Ltd., a joint venture company with manufacturing and distribution businesses serving both domestic China and export markets. With thirty years of experience, the Company's strategy is to continue its growth as a leading integrated healthcare provider in the Greater China region. Further company information may be found at the Company's website at http://www.chindex.com.